Policy
Securities Trading Policy Exhibit 19.1

PURPOSE
This document describes the policy of SLM Corporation and its subsidiaries (collectively, the “Company”) regarding trading, and causing the trading of, the Company's securities or securities of certain other companies while in possession of confidential information, including, but not limited to, the manner and window in which the Company, Board members, senior management, and other persons who have frequent access to material nonpublic information may trade the Company’s stock or other securities, including debt securities.
This Securities Trading Policy (this “Policy”) is divided into two parts. The first part prohibits trading in certain circumstances and applies to all directors, officers, and employees of the Company, and their respective immediate family members, as well as the Company itself. The first part also imposes special additional trading restrictions on Insiders and Covered Persons (both as hereinafter defined). The second part relates to various administrative and procedural matters.
Under this Policy, each of the following is a “Covered Person”: (i) members of the Board of Directors of the Company; (ii) members of the Company’s Executive Committee; (iii) officers of the Company and/or Sallie Mae Bank at the level of Senior Vice President and above; and (iv) other officers and employees in the Investor Relations, Legal, Controllers, Audit, Risk, Corporate Finance, and other Departments who have responsibilities that give them access to material nonpublic information. Members of the Board of Directors of the Company, together with all officers at the level of Executive Vice President and above, and officers designated as “officer” pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are each referred to in this Policy as an “Insider.” All individuals who are Covered Persons and/or Insiders are notified of such designation by the Corporate Secretary’s office, which maintains the list of Covered Persons and Insiders.
BACKGROUND
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person, in breach of a fiduciary duty or other relationship of trust and confidence, uses material nonpublic information to make decisions to purchase, sell, give away, or otherwise transact in the company's securities or the securities of certain other companies, either in the open market or in private transactions, or to provide that information to others.
The prohibitions against insider trading apply to trades, tips, and recommendations - either by revealing material nonpublic information concerning a company, its customers, suppliers, partners, competitors, or other companies with which the company has contractual relationships or may be negotiating transactions to others who may use it in trading, or by giving others recommendations to buy or sell based upon such information - by virtually any person, including all persons associated with a company, if the information involved is “material” and “nonpublic.” These terms are discussed in this Policy under Part I, Section 2.0 and defined in Part II, Section 3.0 below. It should be noted that the federal securities laws also prohibit the receiver of tips, the “tippee,” from acting on that corporate information.
Violations of insider trading laws can result in severe consequences, including civil and criminal penalties, and disciplinary action by a company up to and including termination of employment or board service. See Part I, Section 7.0 for more information regarding the repercussions of such violations by persons subject to this Policy.

PART I
1.0 APPLICABILITY
This policy applies to the Company as defined above.

Policy
This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, preferred stock, options, and any other securities that the Company may issue, such as notes, bonds, and convertible securities, as well as derivative securities relating to any of the Company's securities, whether or not issued by the Company (collectively, “Company securities”), and (ii) the securities of certain other companies, including common stock, options, and other securities issued by those companies, as well as derivative securities relating to any of those companies' securities, where the information obtained while working for the Company could be considered material nonpublic information with respect to those other companies.
This Policy applies to the Company itself and to all employees and officers of the Company, all members of the Company's Board of Directors, and the respective immediate family members (as described in Part II, Section 3.0 below) of the above. It also applies to certain partnerships in which the employees, officers, or Board members are partners, certain trusts of which the employees, officers, or Board members are trustees, and certain estates for which the employees, officers, or Board members serve as executors (the “Controlled Entities”).
2.0GENERAL POLICY
(a)No Trading Or Causing Trading While In Possession Of Material Nonpublic Information.
(i)Neither the Company, nor any director, officer, or employee of the Company, nor any of their immediate family members or Controlled Entities, may purchase, sell, or gift, or offer to purchase, sell, or gift, on their own behalf, on behalf of the Company, or on behalf of someone else, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. Information is regarded as “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Regarding “public” versus “nonpublic” information, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, Covered Persons must wait until the trading window (as discussed in Part I, Section 3.0 below) has been opened in accordance with this Policy before they can treat the information as public for trading purposes. See Part II, Section 3.0 below for more detailed definitions of “material” and “nonpublic.”
(ii)No director, officer, or employee of the Company, nor any of their immediate family members, who knows of any material nonpublic information about the Company may communicate that information to “tip” any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(iii)No director, officer, or employee of the Company, nor any of their immediate family members or Controlled Entities, may purchase, sell, or gift, on their own behalf, on behalf of the Company, or on behalf of someone else, any security of any other company while in possession of material nonpublic information about the other company that was obtained in the course of the director, officer, or employee’s involvement with the Company. No director, officer, or employee of the Company, nor any of their immediate family members, who knows of any such material nonpublic information about the other company may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
(iv)For compliance purposes, persons subject to this Policy should never trade, tip, gift, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that they have reason to believe may be material and nonpublic unless he or she first consults with, and obtains the advance approval of, the Company’s Chief Legal, Government Affairs and Communications Officer (the “General Counsel”) and/or any member of the Legal Department designated by the General Counsel who is knowledgeable about Securities and Exchange Commission (“SEC”) rules and regulations (a “GC

Policy
Designee”). If there is any doubt whether information is material and nonpublic, persons subject to this Policy should contact the General Counsel or a GC Designee or the information should be treated as material.
(v)Insiders must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part I, Section 4.0 below.
(b)Post-Exit Transactions
If a person is aware of material nonpublic information when he or she terminate service to the Company (whether as a Company Board member, officer, or other employee), the person may not trade in Company securities until that information has become public or is no longer material.
(c)Exceptions
The trading restrictions of this Policy do not apply to the following (except as noted):
(i)401(k) Plan. Automatically invested 401(k) plan contributions in a Company stock fund, if applicable, in accordance with the terms of the Company's 401(k) plan. However, any enrollment in and/or changes in a 401(k) plan investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
(ii)Dividend Reinvestment. Purchasing Company stock through periodic, automatic dividend reinvestments under a dividend reinvestment plan. However, electing to enroll in a dividend reinvestment plan, making any changes in elections under the dividend reinvestment plan, and selling any Company stock acquired under the dividend reinvestment plan are subject to trading restrictions under this Policy.
(iii)ESPP. Enrolling in and purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan (“ESPP”). However, any changes in ESPP elections are subject to the restrictions of this Policy (e.g., Covered Persons may not make changes to their ESPP elections during a blackout period, and no ESPP participants are permitted to make changes while in possession of material nonpublic information).
(iv)Options and PSUs/RSUs/RSAs. The exercise of stock options (by paying cash) that were granted under an employee benefit plan of the Company, or the issuance of Company stock upon the vesting of performance stock units (“PSUs”), restricted stock units (“RSUs”), and restricted stock awards (“RSAs”). However, the sale by an individual of any shares issued on the vesting of PSUs, RSUs, or RSAs and the cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
3.0TRADING WINDOW
Covered Persons, as well as any Covered Person’s spouse, minor children and other persons living in such Covered Person's household, and Controlled Entities over which such Covered Person exercises control, may only trade in Company securities (other than pursuant to a Rule 10b5-1 Plan (as hereinafter defined) adopted in accordance with this Policy) or, as applicable, adopt or modify Rule 10b5-1 Plans or gift Company securities, during an open trading window when no blackout period (as hereinafter defined) is in effect, or as otherwise permitted by this Policy.
Generally, the Company’s trading window is open four times a year commencing at the beginning of the third trading day after public disclosure of the Company’s quarterly or annual financial results, as the case may be, and closing at the close of business on the 45th calendar day following the trading window opening (or if the 45th calendar day is not a business day, at the close of business on the nearest preceding business day) but in no event later than the 15th day of the calendar month in which the quarter ends. Covered Persons will receive a notice each time the trading window opens indicating the exact date of anticipated closure.

Policy
Persons subject to this Policy also should keep in mind that a trading window may be temporarily or prematurely closed for, or opened later due to, blackout periods instituted in accordance with Part I, Section 6.0(a).
Trading in Company securities or adopting, modifying, or terminating a Rule 10b5-1 Plan during an open trading window does not protect individuals from insider trading violations if they do so while in possession of material nonpublic information. Even during an open trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities. The Company advises all persons subject to this Policy to use good judgment at all times.
4.0 PRE-CLEARANCE OF SECURITIES TRANSACTIONS
(a)Because Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all Insiders to refrain from trading, even during an open trading window under Part I, Section 3.0 above, without first pre-clearing such trades in the Company's securities, as described in subsection (b) below. For standard open market trades, it is recommended that pre-clearance should be sought at least two business days in advance of the trade. For bona fide gifts and adoption or modification of Rule 10b5-1 Plans, pre-clearance should be sought as far in advance as possible and, at a minimum, at least one week before the anticipated execution date.
(b)Subject to the exception described in subsection (d) below, no Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, or loan of) any Company security at any time without first obtaining prior approval from the General Counsel or a GC Designee. These procedures also apply to transactions by such Insider’s spouse, minor children and other persons living in such Insider’s household, and to transactions by Controlled Entities over which such Insider exercises control.
(c)The General Counsel or a GC Designee shall record the date each request for pre-clearance is received, the date each request is approved or disapproved, and the date such pre-clearance expires. If a pre-cleared transaction does not occur prior to expiration of the pre-clearance period, the transaction may not be executed unless an extension is granted by the General Counsel or a GC Designee. The General Counsel or a GC Designee is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction.
(d)Pre-clearance is required prior to adoption or modification of a Rule 10b5-1 Plan by an Insider, the Insider’s spouse, minor children and other persons living in such Insider’s household, and any Controlled Entities over which such Insider exercises control. When seeking pre-clearance, an Insider must deliver a draft of the Rule 10b5-1 Plan or modification to the General Counsel or a GC Designee. A copy of the Rule 10b5-1 Plan will be shared with the Human Resources Department in light of that Department’s equity administration practices. Any Rule 10b5-1 Plan adopted or modified pursuant to this Policy must meet the requirements described in Section 5.0 of Part I of this Policy. After receiving pre-clearance from the General Counsel or a GC Designee, an Insider must deliver a complete copy of the final, fully executed Rule 10b5-1 Plan or modification, as the case may be, to the General Counsel or a GC Designee within one business day after execution of such document. A copy of the fully executed document will be shared with the Human Resources Department.
It is noted that once an Insider’s Rule 10b5-1 Plan has been pre-cleared, additional pre-clearance is not required for purchases and sales of securities under that Rule 10b5-1 Plan upon the expiration of the applicable cooling-off period (as hereinafter defined). No trades may be made under a Rule 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under a Rule 10b5-1 Plan, the third party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the General Counsel or a GC Designee.

Policy
5.0RULE 10B5-1 PLAN CONDITIONS AND REQUIREMENTS FOR INDIVIDUALS
Insiders are encouraged to consider whether it is advisable to trade in Company securities pursuant to a written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”). All Insiders who use a Rule 10b5-1 Plan must pre-clear any adoption or modification of such Rule 10b5-1 Plan, regardless of time of implementation or type, in the manner described in Section 4.0 of Part I of this Policy. While other persons subject to this Policy also are not required to use Rule 10b5-1 Plans to effectuate trades in Company securities, they are encouraged to consider whether it is advisable to do so, given their particular circumstances and access to information at the Company. A Rule 10b5-1 Plan must meet the requirements of SEC rules, as they may be in effect from time to time. The conditions and requirements set forth below reflect SEC rules and their interpretation as of the date of this Policy.
(a)Conditions
Any Rule 10b5-1 Plan for an individual must:
(i)Either (A) specify the amount of Company stock or other Company security to be purchased or sold and the price at which and the date on which the Company stock or other Company security, as the case may be, is to be purchased or sold; or (B) include a written formula or algorithm for determining the amount of Company stock or other Company security to be purchased or sold and the price at which and the date on which the Company stock or other Company security, as the case may be, is to be purchased or sold;
(ii)Not permit the person establishing the Rule 10b5-1 Plan to exercise any subsequent influence over how, when, or whether to effect purchases or sales; and
(iii)Be entered into in good faith and the person establishing the Rule 10b5-1 Plan must act in good faith with respect to the plan through the duration of the plan.
(b)Additional Requirements
(i)“Cooling-Off Period” - Before trading can commence under a Rule 10b5-1 Plan, Insiders must comply with a minimum “cooling-off period” (subject to a maximum of 120 days), which is the later of:
•90 days after the adoption or modification of the Rule 10b5-1 Plan; or
•Two business days following the Company’s filing of its Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted.
Any employee of the Company who is not an Insider is subject to a minimum “cooling-off period” of 30 days after adoption or modification of a Rule 10b5-1 Plan.
Modification of one or more key terms of a Rule 10b5-1 Plan, including the amount, price, or timing of transactions under the Rule 10b5-1 Plan, constitutes a termination of the Rule 10b5-1 Plan and the adoption of a new Rule 10b5-1 Plan. Trading cannot resume after such a modification until the expiration of another cooling-off period of the applicable length described above (because the modification results in a new Rule 10b5-1 Plan being adopted).
(ii)Restriction on Multiple Overlapping Plans. Insiders and other employees who use Rule 10b5-1 Plans generally may not enter into multiple overlapping Rule 10b5-1 Plans (i.e., where trades commence under a successor plan before completion or expiration of a predecessor plan).
Exceptions to this restriction on multiple overlapping plans include the following:

Policy
•The exceptions to this Policy noted above in Part I, Sections 2.0 (c)(ii) and (iii) (i.e., dividend reinvestment plans opted-in during an open window period and automatic purchases under the Company’s ESPP);
•Sell-to-cover arrangements (solely related to satisfying tax withholding obligations arising from the vesting of a compensatory award and over which the Insider or other employee, as applicable, does not otherwise exercise control as to the timing of such sales);
•A series of separate arrangements with different broker-dealers to execute trades pursuant to a single Rule 10b5-1 Plan; provided that the arrangements, when taken together as a whole, meet the requirements of a Rule 10b5-1 Plan; and
•An Insider or other employee using a Rule 10b5-1 Plan may enter into two separate Rule 10b5-1 Plans for open market purchases or sales of Company stock or other Company securities if trading under the later-commencing plan is not authorized to begin until after all trades under the earlier commencing plan are completed or expire without execution. (If the first plan is terminated early, the first trade under the later-commencing plan must not be scheduled to occur until after the applicable “cooling-off period” following the termination of the first plan.)
(iii)Restriction on “Single-Trade” Plans. Insiders and other employees who use Rule 10b5-1 Plans may only enter into one single-trade Rule 10b5-1 Plan during any consecutive 12-month period except for sell-to-cover arrangements (solely related to satisfying tax withholding obligations arising from the vesting of a compensatory award and over which the Insider or other employee, as applicable, does not otherwise exercise control as to the timing of such sales).
(c)Required Notifications under Rule 10b5-1 Plans Adopted by Insiders.
Any Rule 10b5-1 Plan entered into by an Insider also must provide that:
(i)The General Counsel or a GC Designee will be notified within one trading day of any modification or termination of the Rule 10b5-1 Plan; and
(ii)The General Counsel or a GC Designee will be notified by e-mail of any transaction under the plan no later than one trading day after the transaction.
(d)Certification
An Insider or other employee, as applicable, will be required to include in the Rule 10b5-1 Plan written representations certifying that he or she (i) are not aware of material nonpublic information about the Company or its securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.
(e)Inquiries
For more information regarding these restrictions, please contact the General Counsel or a GC Designee. An individual should consult his or herbelives own legal and tax advisors before entering into, or modifying or terminating, a Rule 10b5-1 Plan. An Insider entering into a trading plan, contract, instruction, or arrangement without the prior review and approval of the General Counsel or a GC Designee as described above is a violation of this Policy.

Policy

6.0FURTHER RESTRICTIONS AND PROHIBITED TRANSACTIONS FOR INSIDERS AND COVERED PERSONS

(a)Blackout Periods
All Covered Persons, and the Covered Person’s spouse, minor children and other persons living in such Covered Person’s household, and Controlled Entities over which such Covered Person exercises control, are prohibited from trading in the Company's securities during blackout periods as defined below. Covered Persons will receive a notice at the beginning and end of each blackout period applicable to them.
(i)Quarterly Blackout Periods. Trading in the Company's securities by such persons (except pursuant to an effective Rule 10b5-1 Plan) is prohibited during the period beginning at the close of the market on the last day the trading window is open (as calculated in accordance with the provisions set forth in Section 3.0 of this Part I), but in no event later than the 15th day of the calendar month in which the quarter ends, and ending no earlier than the open of business on the third trading day following the date the Company's quarterly or annual financial results, as the case may be, are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results (or investors may still be absorbing the disclosure of previously nonpublic information, as the case may be).
(ii)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents, or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons, and such Covered Person’s spouse, minor children and other persons living in such Covered Person’s household, and Controlled Entities over which such Covered Person exercises control, are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(b)Short Swing Trading
Insiders who transact in Company securities may not engage in an opposite-way transaction in any Company securities of the same class for a profit within six months. For example, if an Insider purchases Company common stock on June 1, 2024, the Insider may not sell Company common stock at a higher price per share until after December 1, 2024. Similarly, if an Insider sells Company common stock on June 1, 2024, the Insider may not purchase Company common stock at a lower price per share until after December 1, 2024.
(c)Standing and Limit Orders
Standing or limit orders are orders placed with a broker to sell or purchase stock or other securities at a specified price. A buy order can only be executed at the limit price or lower, and a sell order can only be executed at the limit price or higher. Standing and limit orders create heightened risks for insider trading violations because purchases or sales can result from standing instructions to a broker on a person’s behalf when the person may be in possession of material nonpublic information. As a result, this Policy prohibits Insiders from placing standing or limit orders on Company securities (such as “good until cancelled” orders) that remain effective after the pre-clearance period established under Part I, Section 4.0 concludes, other than pursuant to a Rule 10b5-1 Plan adopted in accordance with this Policy. Non-Insider Covered Persons who choose to use standing or limit orders should do so only for short durations that expire during the open trading window period in which the order is placed. In the event a trading window is closed early, if a person otherwise believes he or she have come into possession of material nonpublic information, the person should strongly consider terminating or suspending any outstanding orders.

Policy
(d)Other Generally Prohibited Transactions for Covered Persons
Covered Persons, as well as any such person's spouse, minor children and other persons living in such person's household, and Controlled Entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities:
(i)Selling the Company's securities short, i.e., engaging in short sales;
(ii)Buying or selling puts or calls or other derivative securities on the Company's securities;
(iii)Holding Company securities in a margin account or pledging Company securities as collateral for a loan;
(iv)Entering into hedging or monetization transactions or similar arrangements that have the effect of hedging the economic value of any direct or indirect interest in Company securities. This prohibition includes hedging the individual’s participation in the Company’s long-term stock ownership plans; and
(v)Conducting any other open market transactions pertaining to Company securities while the individual has a Rule 10b5-1 Plan in place with respect to Company securities.

7.0VIOLATIONS OF INSIDER TRADING LAWS
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions.
(a)SEC and Civil Penalties
(i)A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
(ii)In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
(iii)The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed such violation, which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of three times the amount of the profits gained or losses avoided or an amount set by the government1. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)Company-Imposed Penalties
Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the General Counsel or a GC Designee.
1 Amount as of July 2024 is $2,559,636 (to be adjusted for inflation annually).

Policy

8.0SECURITIES REPURCHASES AND RULE 10B5-1 PLAN CONDITIONS AND REQUIREMENTS FOR THE COMPANY
(a)Share Repurchases
The Company shall adhere to all legal and regulatory requirements in connection with securities repurchases, including, without limitation, any and all applicable securities trading laws/regulations and requirements related to capital management. Any repurchase of shares of common stock shall be subject to the preferences and rights of any then-outstanding preferred stock, as set forth in the applicable certificate of designation for such preferred stock. The Board of Directors, and, if applicable, its designee(s), shall have ultimate authority and oversight responsibility for securities repurchases by the Company.
(b)Company Trading Plan Adopted Pursuant to Rule 10b5-1
To the extent the Company intends to repurchase shares of common stock or preferred stock during a blackout period (as described in Section 6.0(a) above), such repurchase must be done in accordance with an effective Rule 10b5-1 Plan adopted by the Company pursuant to Rule 10b5-1 of the Exchange Act, as such rule applies to issuers. For purposes of clarity, while rules with respect to “cooling off” periods, multiple/overlapping plans, and “single-trade plans” under Rule 10b5-1 apply to individuals, such rules are not applicable to issuers and therefore shall not apply to any Rule 10b5-1 Plan adopted by the Company. Any Company adopted Rule 10b5-1 Plan must:
(i)Either (A) specify the amount of Company stock or other Company security to be purchased or sold and the price at which and the date on which the Company stock or other Company security, as the case may be, is to be purchased or sold; or (B) include a written formula or algorithm for determining the amount of Company stock or other Company security to be purchased or sold and the price at which and the date on which the Company stock or other Company security, as the case may be, is to be purchased or sold;
(ii)Not permit the Company to exercise any subsequent influence over how, when, or whether to effect purchases or sales; and
(iii)Be entered into in good faith.
The Company must act in good faith with respect to the plan through the duration of the plan.

PART II
ACKNOWLEDGMENT AND CERTIFICATION
All directors, officers, and employees of the Company are required to certify their understanding of and intent to comply with this Policy.
CONDUCT RISK
In accordance with the Company’s Conduct Risk Program Standard, any potential violations of Conduct Risk under this Conduct Risk tenet should be sent to the Company’s Conduct Risk Advisory Group for review and investigation.

Policy
DEFINITIONS
For the purposes of this Policy, the following definitions apply:

Word/Phrase	Definition
Blackout Period	Refer to Part I, Section 6.0(a).
Company	SLM Corporation and its subsidiaries.
Company securities	Refer to Part I, Section 1.0.
Controlled Entities	Refer to Part I, Section 1.0.
Cooling off period	Refer to Part I, Section 5.0(b).
Covered Person	Refer to the “Purpose” section at the beginning of this Policy.
ESPP	Refer to Part I, Section 2.0(c)(iii).
Exchange Act	Refer to the “Purpose” section at the beginning of this Policy.
General Counsel	Refer to Part I, Section 2.0(a)(iv).
GC Designee	Refer to Part I, Section 2.0(a)(iv).
Immediate family member	Any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and includes adoptive relationships.
Insider	Refer to the “Purpose” section at the beginning of this Policy.
Insider Trading	Refer to the Background section.

Policy

Word/Phrase	Definition
Material
Information is regarded as “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
•Financial performance, especially loan origination numbers, quarterly and year-end earnings, expectations or guidance for future periods, significant changes in financial performance, liquidity, expectations, or guidance, extraordinary borrowings, and/or unusual gains or losses in major operations;
•Significant accounting matters, including impairments or changes in asset values, significant write-downs in assets or increases in reserves, and/or major changes in accounting methods or policies;
•Potential mergers, acquisitions, tender offers, recapitalizations, strategic alliances, licenses, and/or the sale of significant Company assets or subsidiaries;
•New major contracts, customers, or finance sources, or the loss thereof;
•Significant changes or developments in products or product lines, or significant pricing changes;
•Stock splits, public or private securities/debt offerings or repurchases, changes in Company dividend policies or amounts, and other events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, and changes to the rights of security-holders, or information related to additional funding);
•Changes in control of the Company or significant changes in senior management or the Board of Directors;
•Actual or threatened major litigation or regulatory actions or the resolution of such litigation, regulatory actions or investigations, or changes in law or significant enforcement actions against the Company and any analysis of the impact of such matters on the Company’s business or business model;
•Actual or threatened cybersecurity incidents or cyber-attacks and other failures, breaches, or vulnerabilities of the Company’s operating systems or infrastructure, including those of third-party vendors who handle or are otherwise in possession of any of the Company’s customer or other confidential information;
•Any analysis or conclusions related to the actual or expected impact on the Company’s business or business model resulting from actual or threatened pandemics or other widespread catastrophes or disasters;

•Possible proxy fights;
•Possible changes in the Company’s credit and/or debt ratings by a rating agency;
•The contents of forthcoming publications that may affect the market price of Company securities, including statements by stock market analysts regarding the Company and/or its securities;

Policy

Word/Phrase	Definition

•Changes in auditors or auditor notifications that the Company may no longer rely on an audit report;
•Significant changes in corporate objectives or prospects; and
•Bankruptcy, corporate restructuring, or receivership.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.
It is difficult to provide a precise definition of material information, since there are many gray areas and varying circumstances. Individuals who believe they might be in possession of material information are advised to consult the General Counsel or a GC Designee.

Nonpublic
Insider trading prohibitions come into play only when a person possesses information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, Covered Persons must wait until the trading window (as discussed in Part I, Section 3.0) has been opened in accordance with this Policy before he or she can treat the information as public for trading purposes.
Nonpublic information may include:
•Information available to a select group of analysts or brokers or institutional investors;
•Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•Information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.
As with questions of materiality, if a person subject to this Policy is not sure whether information is considered public, he or she should either consult with the General Counsel or a GC Designee, or assume that the information is nonpublic and treat it as confidential.

Policy	This Securities Trading Policy.
PSUs	Refer to Part I, Section 2.0(c)(iv).
RSAs	Refer to Part I, Section 2.0(c)(iv).
RSUs	Refer to Part I, Section 2.0(c)(iv).
Rule 10b5-1 Plan	Refer to Part I, Section 5.0.

Policy

Word/Phrase	Definition
SEC	Refer to Part I, Section 2.0(a)(iv).
Tip	Refer to Part I, Section 2.0(a)(ii).